EXHIBIT 10.31
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) by and between The Meridian Resource Corporation, a Texas corporation (the “Company”), and Paul D. Ching (the “Executive”) is made and entered into as of the Effective Date set forth in Section 1.3 below.
RECITALS
     A. The Company desires to employ Executive in the capacity as President and Chief Executive Officer; and
     B. The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.
1. TERMS OF EMPLOYMENT
The terms of employment are as follows:
     1.1 EMPLOYMENT. The Company hereby employs the Executive for and during the term of this Agreement in the position of President and Chief Executive Officer. The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.
     1.2 DUTIES OF EXECUTIVE. The Executive shall perform in the capacity of President and Chief Executive Officer and shall have such duties, responsibilities, and authorities as may be designated for such office. The Executive agrees to devote the Executive’s best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities and authorities that may be assigned to the Executive by the Board of Directors of the Company. The Executive may not engage, directly or indirectly, in any other business, investment or activity that interferes with the Executive’s performance of the Executive’s duties hereunder or is contrary to the interests of the Company. The Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time and are customary within the Company’s industry. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act that would injure the Company’s business, its interests or its reputation. The foregoing shall not be construed to prevent the Executive from making passive investments in other businesses or enterprises, provided such investments do not require services on the part of the Executive.
     1.3 TERM. This Agreement shall become effective as of December 30, 2008 (the “Effective Date”) and shall continue in force and effect until June 30, 2009 unless sooner terminated as provided in Section 2.1 hereof. This Agreement may only be renewed or extended by written agreement executed by the Company and the Executive pursuant to mutually acceptable terms and conditions.
     1.4 COMPENSATION. The Company shall pay the Executive, as “Compensation” for services rendered by the Executive under this Agreement the following:

          (a) SALARY: A base salary of $41,667 per month, prorated for any partial period of employment (“Salary”). Such Salary shall be paid in installments in accordance with the Company’s regular payroll practices.
          (b) BONUS: A bonus at the sole discretion of the Board of Directors of the Company in an amount up to the equivalent of the Salary earned during the Executive’s tenure as President and Chief Executive Officer of the Company.
          (c) STOCK OPTIONS: Options to purchase an aggregate of 250,000 shares of the Company’s common stock at an exercise price equal to the closing market price of the Company’s common stock on the New York Stock Exchange on January 2, 2009. Such options shall be subject to the terms and conditions of the Company’s 2007 Long Term Incentive Plan (the “Plan”) and a Stock Option Agreement in the form attached hereto as Exhibit A, which the Company and the Executive are entering into concurrently with the execution of this Agreement.
     1.5 NO EMPLOYMENT BENEFITS. Except as set forth in this Agreement, the Executive shall not be entitled to participate in any of the Company’s employee benefit plans.
     1.6 WORKING FACILITIES. During the term of this Agreement, the Company shall provide, at its expense, office space, furniture, equipment, supplies and personnel as shall be adequate for the Executive’s use in performing the Executive’s duties and responsibilities under this Agreement.
     1.7 EXPENSES. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the term of this Agreement by the Executive in performing services hereunder, including all reasonable expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company applicable to its professional and other employees.
2. TERMINATION
     2.1 TERMINATION. Notwithstanding anything herein to the contrary, this Agreement and the Executive’s employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:
          (a) DEATH. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive’s death, and the Company shall have no further liability hereunder to the Executive or the Executive’s estate, except to the extent set forth in Section 2.2(a) hereof.
          (b) DISABILITY. If, during the term of this Agreement, the Executive shall be prevented from performing the Executive’s duties hereunder, for a period of not less than 20 consecutive days or an aggregate of 40 days during the term of this Agreement by reason of becoming disabled as hereinafter defined, the Company may terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the

Executive, except as set forth in Section 2.2(b) hereof. For purposes of this Agreement, the Executive shall be deemed to have a “Disability” when the Board of Directors of the Company, upon the written report of a qualified physician reasonably acceptable to the Board of Directors of the Company, shall have determined that the Executive has become mentally, physically and/or emotionally incapable of performing the Executive’s duties and services under this Agreement.
          (c) TERMINATION BY THE COMPANY FOR CAUSE. Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(c) hereof. For purposes of this Agreement, a “discharge for cause” shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:
               (i) Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;
               (ii) The Executive’s engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical or detrimental to the reputation, character or standing of the Company; or
               (iii) The Executive’s failure to faithfully and diligently perform the duties required hereunder or to comply with the provisions of this Agreement.
Prior to terminating this Agreement pursuant to Section 2.1(c)(iii), the Company shall furnish the Executive written notice of the Executive’s alleged failure to abide by or alleged breach of this Agreement. The Executive shall have thirty (30) days after the Executive’s receipt of such notice to cure such failure to abide or breach and the Company’s Board of Directors, in its sole discretion, shall determine if the failure to abide or breach is cured.
          (d) TERMINATION BY THE COMPANY WITH NOTICE. The Company may terminate this Agreement at any time, for any reason, other than as set forth in subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company’s sole discretion, immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.
          (e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(e) hereof. For purposes of this Agreement, the term “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances:
               (i) The Company’s failure to pay the Executive the Compensation pursuant to the terms of this Agreement, which failure has not been cured within 30 days after notice of such noncompliance has been given by the Executive to the Company; or

               (ii) Any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within 30 days after notice of such noncompliance has been given by the Executive to the Board of Directors of the Company. The Executive shall make a good faith determination whether the failure has been cured and shall so notify the Board of Directors of the Company within five days after the expiration of such 30 day period.
          (f) TERMINATION BY THE EXECUTIVE WITH NOTICE. The Executive may terminate this Agreement 15 days in advance for any reason, in the Executive’s sole discretion other than Good Reason, by giving the Company 15 days prior written notice, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.
     2.2 COMPENSATION UPON TERMINATION.
          (a) DEATH. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or the Executive’s estate, except to pay to the Executive’s spouse, or if none, to the estate of the Executive any Salary that has accrued as of the date of death, but was then unpaid. Any amount due the Executive under this Section 2.2(a) shall be paid in a lump sum in cash within 30 days after the death of the Executive.
          (b) DISABILITY. In the event the Executive’s employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive any Salary that has accrued as of the date on which such Disability is determined, but was then unpaid. Any amount due the Executive under this Section 2.2(b) shall be paid in a lump sum in cash within 30 days after the termination of the Executive’s employment under Section 2.1(b).
          (c) TERMINATION BY THE COMPANY FOR CAUSE. In the event the Executive’s employment hereunder is terminated by the Company for cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except to pay the Executive any Salary that has accrued as of the date of such termination, but was then unpaid. Any amount due the Executive under this Section 2.2(c) shall be paid in a lump sum in cash within 60 days after the termination of the Executive’s employment under Section 2.1(c).
          (d) TERMINATION BY THE COMPANY WITH NOTICE. In the event the Executive’s employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) any Salary that has accrued as of the date of such termination, but was then unpaid and (ii) an amount equal to the Executive’s full Salary payable for the then remaining term of this Agreement. Any amount due the Executive under this Section 2.2(d) shall be paid in a lump sum in cash within 30 days after the termination of the Executive’s employment under Section 2.1(d).

          (e) TERMINATION BY THE EXECUTIVE FOR GOOD REASON. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 2.1(e) hereof, the Executive shall be entitled to receive (i) any Salary that has accrued as of the date of such termination, but was then unpaid and (ii) an amount equal to the Executive’s full Salary payable for the then remaining term of this Agreement. Any amount due the Executive under this Section 2.2(e) shall be paid in a lump sum in cash within 30 days after the termination of the Executive’s employment under Section 2.1(e).
          (f) TERMINATION BY THE EXECUTIVE WITH NOTICE. In the event the Executive’s employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of such termination. Executive shall be entitled to any accrued, but unpaid, Salary through the date of such termination. Any amount due the Executive under this Section 2.2(f) shall be paid in a lump sum in cash within 30 days after the termination of the Executive’s employment under Section 2.1(f).
          (g) TERMINATION OF OBLIGATIONS OF THE COMPANY UPON PAYMENT OF COMPENSATION. Upon payment of the amount, if any, due the Executive pursuant to the preceding provisions of this Section 2, the Company shall have no further obligation to the Executive under this Agreement.
     2.3 CHANGE OF CONTROL. For this Agreement, a CHANGE OF CONTROL shall be deemed to occur if:
          (a) any person (other than the Company, an employee benefit plan of the Company or any holder of the Company’s voting securities on the date hereof), acquires directly or indirectly the Beneficial Ownership (as defined in Section 13(d) of the Exchange Act) of any voting security of the Company and immediately after such acquisition such person is, directly or indirectly, the Beneficial Owner of voting securities representing more than 50 percent of the total voting power of all of the then outstanding voting securities of the Company;
          (b) the following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the date hereof, constitute the Board (the “Original Directors”); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the Original Directors then still in office (such directors becoming “Additional Original Directors” immediately following their election); or (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the Original Directors and Additional Original Directors then still in office (such directors also becoming “Additional Original Directors” immediately following their election);
          (c) the stockholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 50 percent of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 50 percent of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holder not substantially altered in the transaction; or
          (d) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion more than 50 percent of the value of the total assets of the Company.
     In the event of a Change of Control, the Company will require any and all successors to the Company to expressly assume and agree pursuant to an appropriate written assumption agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to or contemporaneously with the effectiveness of any such successor shall be a breach of the Agreement and shall entitle the Executive, as his sole remedy, to terminate the Executive’s employment contemporaneously with the effectiveness of any such successor and receive (i) any Salary that has accrued as of the date of such termination, but was then unpaid and (ii) an amount equal to the Executive’s full Salary payable for the then remaining term of this Agreement. In the event the successor assumes and agrees, pursuant to a written assumption agreement, to perform this Agreement, but terminates this Agreement pursuant to Section 2.1(d) prior to the end of the term of this Agreement, then the successor shall pay such Executive (i) any Salary that has accrued as of the date of such termination, but was then unpaid and (ii) an amount equal to the Executive’s full Salary payable for the then remaining term of this Agreement.
     2.4 OFFSET. The Company shall have the right to deduct from any amounts due the Executive pursuant to Section 2 any obligations owed by the Executive to the Company.
3. PROTECTION OF INFORMATION AND NON-COMPETITION
     3.1 PROTECTIVE COVENANTS. The Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company’s business during the term of this Agreement, (ii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential and has special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain. The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, geologic and geophysical information, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans (“Trade Secrets”). Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the

Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:
          (a) TRADE SECRETS. The Executive recognizes that his position with the Company is one of the highest trust and confidence by reason of the Executive’s access to and contact with certain Trade Secrets of the Company. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive’s own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or of others with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired or received by the Executive during the term of this Agreement arising out of, in connection with, or related to any activity or business of the Company, including, but not limited to, Trade Secrets, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive upon the termination of this Agreement if requested by the Board of Directors of the Company, or at any time upon demand by the Board of Directors of the Company.
          (b) RESTRICTION ON SOLICITING EMPLOYEES OF THE COMPANY. The Executive covenants that during the term of this Agreement and for a period of one year (“Non-Solicitation Period”) following the termination of this Agreement, he will not, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, induce or take away any employee of the Company, either for himself or for any other person, firm, corporation or other entity. Further, the Executive shall not induce any employee of the Company to terminate his or her employment with the Company.
          (c) COVENANT NOT TO COMPETE. The Executive hereby covenants and agrees that during the term of this Agreement and for one year after the date of his termination (“the Non-Compete Period”), he will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than 5% of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in any business competitive with the business conducted by the Company within the oil and gas prospect or producing areas in which the Company is operating or evaluating properties on the date of the termination of this Agreement (“Designated Area(s)”).
          (d) SURVIVAL OF COVENANTS. Each covenant of the Executive set forth in this Section 3 shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of such covenant.

          (e) REMEDIES. In the event of breach or threatened breach by the Executive of any provision of this Section 3, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of such breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.
          (f) LIMITATIONS. The obligations of confidentiality regarding Trade Secrets, including, but not limited to, geologic or geophysical information regarding Designated Areas, set forth in this Section 3.1 shall not apply if (i) it can be demonstrated by the Executive to have been within his legitimate possession prior to the time of disclosure by the disclosing party, (ii) it was in the public domain prior to such disclosure, or (iii) if such disclosure comes into the public domain through no fault of the Executive.
     The Executive hereby acknowledges that the Executive’s agreement to be bound by the protective covenants set forth in this Section 3 was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein. Further, Executive understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.
4. GENERAL PROVISIONS
     4.1 NOTICES. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:

IF TO THE EXECUTIVE: IF TO THE COMPANY:	Paul D. Ching The Meridian Resource Corporation 1401 Enclave Parkway, Suite 300 Houston, Texas 77077 ATTN: General Counsel
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

     4.2 SEVERABILITY. If any provision contained in this Agreement is determined by a court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein. If the restrictions contained in Section 3 are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for such restrictions to be modified by such court so as to be reasonable and enforceable and, as so modified, to be fully enforced.
     4.3 WAIVER MODIFICATION, AND INTEGRATION. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements (including but not limited to any initial employment or independent contractor agreement) either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of both parties hereto.
     4.4 BINDING EFFECT. This Agreement shall be binding and effective upon the parties and their respective heirs, executors and successors. Neither party shall assign this Agreement without the prior written consent of the other party.
     4.5 GOVERNING LAW. The parties intend that the laws of the State of Texas shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto, without regard to conflict of laws provisions.
     4.6 REPRESENTATION OF EXECUTIVE. The Executive hereby represents and warrants to the Company that the Executive has no existing obligations inconsistent with those contained in this Agreement. The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to the Executive’s own initiative and that this Agreement is not in contravention of any existing commitments. The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive. The Executive further represents to the Company and agrees: (i) that he was specifically advised to and fully understands his rights to discuss all aspects of this Agreement with an attorney of his choice, (ii) that he has, to the extent he desires, availed himself of these rights, (iii) that the Company’s attorney does not represent him individually with respect to this Agreement and (iv) has carefully read and fully understands the provisions of this Agreement.
     4.7 COUNTERPART EXECUTION. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
     4.8 COMPANY. For the purposes of this Agreement, the Company shall include any parent, subsidiary or division of the Company, or any entity that, directly or indirectly, controls, is controlled by, or is under common control with the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

The Meridian Resource Corporation
By:	/s/ LLOYD V. DELANO
	Name:	Lloyd V. DeLano
	Title:	Senior Vice President

Executive
/s/ PAUL D. CHING
Paul D. Ching